EXHIBIT 99.1

APAC Customer Service, Inc.	APAC	Q2 2006 Earnings Call	Jul. 27, 2006

Company?	Ticker?	Event Type?	Date?

MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome everyone to the APAC Second Quarter Earnings Results Conference Call. This call is being recorded. At this time I would like to turn the call over to Ms. Jody Burfening. Please go ahead ma’am.

Jody Burfening, Investor Relations

Thank you, operator. Good morning and welcome to the 2006 second quarter conference call for APAC Customer Services, Inc. We have previously sent copies of our earnings release to the call participants. If you have not received a copy please call Lippert/Heilshorn at area code 212-838-3777 and we’d be happy to send one to you.

Company representatives on today’s call are Bob Keller, President and Chief Executive Officer and George Hepburn, Senior Vice President and Chief Financial Officer.

The agenda for today’s call will include a business update by Mr. Keller, a financial review by Mr. Hepburn, and a Q&A session. Before opening the call I would like to remind you that certain statements including statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts including statements about the beliefs and expectations of the company and its management are forward-looking statements.

All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events and they are subject to known and unknown risks and uncertainties and other factors which could cause actual events and results to differ materially from historical results and the future results expressed or implied by the forward-looking statements. The company’s forward-looking statements speak only as of today’s date. Please refer to the company’s Annual Report on Form 10-K for the year ended January 1, 2006 and today’s earnings release for a description of reasons that may cause actual results to differ from those expressed or implied in the forward-looking statements.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company uses certain measures defined as non-GAAP financial measures by the SEC. For more information on these non-GAAP measures, please see the reconciliations that are attached to today’s earnings release and the Company’s Annual Report on Form 10-K for the year ended January 1, 2006. Copies of the Company’s public filings are available on the website maintained by the SEC at www.sec.gov and today’s press release is posted to the company’s website at www.apaccustomerservices.com.

With that I would now like to the call over to Bob Keller. Good morning sir.

Robert J. Keller, President and Chief Executive Officer and Director

Thank you, Jody. Good morning and thank you all for participating in today’s call. As detailed in yesterday’s press release we made good progress in the second quarter of 2006 towards our financial objectives which support our positioning as a leading provider of value-added customer care to top players in selected industries. I would like to begin the call by giving you an update on APAC’s strategy and direction after which George will take you through our numbers.

For those of you who have been following our Company know, our focus over the past year has been on optimizing APAC’s domestic capacity and efficiency, accelerating our international capacity and growth, and building profitable client relationships in key industries that place a premium on customer loyalty and retention and that share APAC’s commitment to high quality customer service. We made solid progress in each of these areas over the past several months and have continued to position ourselves to achieve profitability for the fourth quarter of 2006. First, we took strong definitive actions to reduce cost domestically including closing our Omaha facility and announcing our intention to close three additional sites Wichita, Westminster, and Waterloo during the third quarter. Together these actions will decrease APAC’s domestic capacity by slightly more than a 1000 seats in 2006 and we are continuing to look at ways to improve the efficiency of our domestic business going forward.

One of the challenges we mentioned to you in last quarter’s call was the need to match the ramp down of our Medicare Part D business with the closure of our domestic call centers. We’ve been consolidating volume into fewer centers as demand declines this quarter. These shifts will enable us to concentrate next year’s Part D business among fewer sites which in turn will allow us to better leverage our cost and operational infrastructure. With the first enrolment period behind us we are working closely with our clients to improve both performance and efficiency when open enrolment begins again in the fourth quarter.

To improve APAC’s domestic infrastructure we just began operations at our expanded and relocated Green Bay Customer Care Center. The state-of-the-art facility will serve as the model for our Company’s future domestic operations. The new center has 70,000 square feet of space approximately 600 seats and also provides us room for expansion and offers more efficient and usable space, better technology, and for our employees more access to public transportation than our previous sites. We believe these features will help us to attract the kind of employees we are targeting and ultimately provide better services to our clients. We appreciate the investment the city of Green Bay made in APAC and the commitment it and the Mayor have shown us. We are continuing to gain traction with our new atHOME services platform and launched several new programs for major clients in the second quarter. For those of you who aren’t familiar with APAC’s virtual staffing solutions we developed the atHOME program to provide a more responsive staffing solution to our existing clients with the goal of improving key employee retention and performance. Our program differs from the virtual services offered by our competitors through the investment, training, and supervision we offer the reps who work for us from home.

I am happy to report that the clients now participating in the atHOME program have access to more than double their seats by year end and that we expect to easily meet our full year objectives for this program. The support for this program has been broad based. By year end, all of our targeted industry verticals will be participating in the atHOME program. Second, in response to strong demand from our clients we’ve been moving forward successfully to expand our offshore business. In June we began operations at our second Philippines facilities bringing our total offshore capacity to more than 1650 seats. All of these have been committed to by clients. We are ramping up the new 450-seat center and expect it to be at full production revenue in the fourth quarter of this year.

In May we signed a letter of intent for our third leased facility in the Philippines, a 2000-seat site where construction has now begun. We currently expect a portion of this facility to be in production by December of this year and the remainder to move into production throughout 2007. We are very pleased with the quality of the customer care services being provided at our centers in the Philippines and this enthusiasm is shared by our clients. Another indication of the quality of service we are providing there is the gold level MVP Quality Award that we received from Customer Interactive Solutions Magazine this year. We were awarded their top honor for the support of our business-to-business technical help desk that we provide to a national healthcare client.

Third, as we indicated in yesterday’s press release we have an incredibly robust sales pipeline of new business opportunities. These opportunities include services to be provided both here and abroad. The opportunities are significant ranging from several hundred to as many as several thousand seats and represent new business as well as continued growth from our existing client base. In fact our pipeline is larger now than it’s ever been and we are seeing more possibilities to grow services domestically than we expected. We anticipate decisions on many of these opportunities to be made before year end and are optimistic about our ability to compete successfully. These opportunities including two that were recently awarded to us are the foundation of our growth for 2007.

In summary we are very pleased with the way APAC’s business continued to develop in the second quarter. Although the third quarter will continue to be a transition period we remain on track to achieve our goal of 230 million in revenue for 2006. The progress we made in the second quarter in expanding our offshore business, rationalizing our domestic capacity combined with our new business growth gives me confidence that we will achieve our goal of becoming profitable in the fourth quarter of 2006. I will turn the call over to George now to take you through the numbers after which we’ll both respond to your questions. George?

George H. Hepburn, III, Senior Vice President and Chief Financial Officer

Thanks Bob. We had a number of accomplishments this quarter which you will hear about as I walk you through the financials. So let me start by saying that we continue to make demonstrable progress on our goal of returning to profitability. Our reported net loss for the quarter was 793,000 or $0.02 per share compared to a net loss of 5 million or $0.10 per share in the prior year quarter. These improved year-over-year results are due to higher gross profit, reduced SG&A, and lower restructuring charges partially offset by lower income tax benefit. Revenue was 58.2 million in both the current quarter and prior year’s second quarter. Adjusting out the exited outbound telemarketing business we had in Q2 2005, our ongoing business revenue was up 11.9 million or 26% in the current quarter, due principally to growth in our healthcare vertical both domestically and offshore.

The Part D business was a solid contributor to this domestic growth and it increased slightly from the first quarter of 2006 due to a spike in enrolment in customer service inquires as we approach the May 15 close of the first quarter enrolment period. The increase in healthcare revenue has been the main driver of the offshore business growth which is up over 190% since the second quarter 2005. Lower cost of services from site closures and reduced overhead coupled with a more profitable client mix led to a 4.5 million improvement in gross profit to 7.3 million. This equates to a 12.5% margin, up from 4.9% in the prior year’s second quarter. The Company’s SG&A expenses were also 1.2 million lower in Q2 2006 versus the prior year’s second quarter, which also reflects the benefit of the strategic restructuring last July.

This quarter we had approximately 400,000 of restructuring, asset impairment, and other charges relating to the closure of our Omaha facility compared to approximately 1 million in charges in the prior year quarter. As we mentioned in prior calls we will be further reducing our domestic capacity and we’ll be closing three additional sites in the third quarter. One of these sites, Wichita was sold in July. It and others will be closed in the next 30 days. These closures coincide with the third quarter ramp down of the Part D business. For next season’s ramp up we will be utilizing our remaining sites to both service this business and leverage our operational infrastructure. The remaining charges we expect to incur in the third quarter for the site closures are expected to total less than 1.5 million.

Shifting to the balance sheet, our July 2nd net debt was 13.5 million, up from the prior quarter’s 9.4 million. We also had availability under our credit agreement of 7.1 million. The increase in debt was once again due to a higher concentration of receivables from two large clients and the timing of their payments. Unfortunately for us we received their payments in the first two weeks of July which if we would have received the payment on their due dates would have reduced the end of quarter DSO from 65 to 56 days and debt to less than 9 million. An additional contributing factor to our debt level was an increase in capital expenditures, primarily for the build out of our second site in Manila and the relocation of our Green Bay facility. The 5.9 million of capital expenditures in this quarter included 2.1 million of leasehold improvements provided by the landlord of our new Green Bay facility.

As we mentioned during our last call, the accelerated expansion of our capacity in Manila, specifically the planned opening of our third site will result in full year capital expenditures or lease commitment – capital lease commitments of approximately 16 to 18 million, including the 3.2 million of leasehold improvements provided by the landlord of our Green Bay facility. From a liquidity standpoint, Q2 2006 adjusted EBITDA was 2.4 million, up 5.6 million from a negative 3.2 million in the prior year’s second quarter. This increase reflects the benefits we are seeing from our July 2005 restructuring. Adjusted free cash flow was a negative 1.4 million, up from the negative 5.9 million in the prior year due to the improved operating performance but was partially offset by additional capital expenditures of 1.1 million.

On a sequential basis, our second quarter revenue was down from the first quarter by 2.5 million. However, if you exclude the exited business and terminated clients the remaining client revenue was up approximately 1 million. Also our gross profit margin was consistent with Q1 and our adjusted EBITDA was down less than 300,000 on lower revenue and due to the costs associated with transitioning sites before closure and the additional cost to ramp up our new business in Manila. At the end of the second quarter, we completed the exit of the T-Mobile business and we are in process of ramping down the Medicare Part D enrolment support. As a result we expect revenue to decline in the third quarter before our revenue begins to increase again in Q4 from the existing new business backlog and the expected seasonal ramp up from Part D and other programs.

Our second quarter end of period production capacity was down approximately 100 seats. This reflects the addition of approximately 200 new production seats in our Manila second site and the closure of the Omaha site. As you may have noticed our annualized revenue per weighted average seat of 35,100 was up from the prior year second quarter’s 33,300 but was down from the 2006 first quarter’s 37,000. I thought it might be helpful for me to explain the drivers of the variance this metric has presented as many of the positive actions we are taking to optimize domestic capacity and accelerate growth offshore are impacting this metric.

There are a couple of key factors that can impact this metric. First is the mix of seats between domestic and offshore. As we increase our seats and revenues offshore this will negatively impact the combined average as the annualized revenue for offshore seats is targeted at 20,000 per seat and the domestic seat is targeted at 42 to 44,000. With an increase in offshore seats and a reduction of domestic seats the combined annualized average will go down. Second, is revenue rate mix between training and production. When we open new seats or we ramp up new business into existing seats we are generally paid at a training rate, if we are paid for training, or otherwise we earn no revenue on those seats until we put the agents into production. The training rates are much lower than production rates and as you would expect this will negatively impact the annualized revenue per weighted average seat especially in a period where a lot of new business is coming online.

During the second quarter we experienced a higher percentage of training rates in both domestic and offshore operations. Domestically we had the ramp up of new business in our Utica facility and offshore the opening of the second Manila site.

Looking forward as the training rates turn to production rates and as we reduce the excess capacity from the closure of the previously mentioned sites the annualized revenue per weighted average seat both domestically and offshore will improve. Operator, at this time we will open the call up for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions]. Our first question comes from Mr. Jeff Nevins of First Analysis. Please proceed with your question sir.

<Q – Jeff Nevins>: Hi, good morning guys.

<A – Robert Keller>: Hi Jeff.

<Q – Jeff Nevins>: A question Bob, you mentioned you are seeing some better growth or maybe that’s not the right word but better opportunities domestically, are there any specific areas that you are seeing better opportunity there and maybe you could just elaborate on that a little more.

<A – Robert Keller>: Yeah, a couple of things. One is we are kind of in best and finals on an RFP for government business to support the healthcare industry and that’s an area that we haven’t really competed for government business historically. We chose to go after this specific one because it’s in support of our focus on healthcare and it started with 32 competitors and it’s down to 4 and we feel pretty good about our chances and so that’s a brand new opportunity. The other opportunities are kind of two-fold. One, we’ve got some significant expansion opportunity with clients that are committed to domestic support, two specific clients, and then the third is frankly the traction that we are getting with our atHOME agent program has been frankly ahead of what we had planned and we think it will drive growth.

<Q – Jeff Nevins>: The most significant in terms of dollar amount though are probably coming from the government deal and the expansion deal, all right?

<A – Robert Keller>: Yeah.

<Q – Jeff Nevins>: Okay and then Medicare D, how did it pan out in the quarter. I mean it came in obviously a little bit better and up sequentially from Q1 and now that you are ramping down but what’s your – you feel pretty comfortable with managing the logistics of the ramp down and then the fact that you’ll probably be ramping back up in the fourth quarter?

<A – Robert Keller>: Yeah, we do. In the course of the last couple of weeks I have spent face to face time with our largest clients relative to that application and I think frankly we have got a pretty good handle on it operationally but beyond that I think one of the things that we are all coming to the conclusion on is that while we anticipated that the support for this would primarily be around enrolment when we started, I think most people are moving pretty quickly to the perspective that this is a customer service application going forward. And so I think we’ll see some leveling out this year but frankly beyond this first enrolment period which ended on May 15th I think you are gone a see stabilization in revenue. I mean it will become core revenue as opposed to what we thought would be short-term revenue for some portion of this and then there will be a little bit of seasonality around the middle of the year when the enrolment period ends before the open season starts again.

<Q – Jeff Nevins>: Okay, a couple of quantification questions, could you quantify the amount of revenue that you generated from Medicare D in the second quarter?

<A – Robert Keller>: No, we haven’t done that other than to say it’s kind of – it’s North of 7 million.

<Q – Jeff Nevins>: Okay and then what were the 10% customers in the quarter and how much of revenue?

<A – Robert Keller>: Let me – let George answer that, hold on a second.

<A – George Hepburn, III>: The greater than 10% clients were WellPoint at 22%, Verizon at just under 15, and UPS just over 14.

<Q – Jeff Nevins>: And then George your CapEx expectations, I think you gave a number of around 16 million, I partially missed it, what’s your estimation of a cash CapEx if you take out those – the least version of it?

<A – George Hepburn, III>: It’s going to be somewhere between about 11 and 14. We had 3 million associated with that Green Bay facility that was funded by the landlord and we have some equipment technology expansion that we will be doing a lease agreement on, a capitalized lease. So the actual cash component of that will be probably somewhere between that 11 to 14 range.

<Q – Jeff Nevins>: Okay, thanks. I will hop off for now?

<A – Robert Keller>: Thanks Jeff.

Operator: Thank you Mr. Nevins. Our next question comes from Mr. Evan Steen of Eos Partners. Please proceed with your question.

<Q – Evan Steen>: How you are doing?

<A – Robert Keller>: Fine.

< Q – Evan Steen >: Could you just give me a sense of what the capacity utilization was for the quarter both domestically and offshore and then where you see that moving in the future?

<A – Robert Keller>: Yeah, let us pull that up for a second. Hold on. We are probably north of 90% in Manila and domestically –

<A – George Hepburn, III>: We had – and I don’t have this broken out by domestic and offshore but we had 19% of our seats available for sale at the close of the quarter.

< Q – Evan Steen >: Okay. Okay. Some more broader questions as you move forward over the next year or two. First of all the customer concentration, is there a concerted effort on your part to sort of broaden that out so you don’t sit there with three customers roughly, you know, north of 50% of the business?

<A – Robert Keller>: I mean the answer is I think we want to expand our client base but we are probably more interested in fewer larger customers than lots of smaller customers. You know, the financial strength and stability of our client base we feel is great and we are either doing something unique with the client or have in most cases the vast majority or all of their outsourced business and so concentration is not something that we have worried a great deal about and frankly with our top half-a-dozen clients we would expect that we can still grow very significantly with those clients and so it may be even a higher percentage in the relatively near-term.

< Q – Evan Steen >: Okay. Tax rate as you move forward these are just not in any necessary order– I assume it will start dropping as you start having more revenue from the Philippines, is that correct?

< A – George Hepburn, III >: We are moving into a tax planning strategy to defer U.S. tax on our offshore operations. That number is changing even now. We are working with our outside tax firm to help us with some tax planning strategies there. We’ve got NOLs to shelter probably out through 2008 and 2009 but the offshore revenues will be structured differently probably by the first quarter of 2007 in terms of how we are going to do our tax planning. I really don’t have a future rate for you right now but because of our dramatic growth in the last two years offshore and our continued strategic focus to put more business offshore we needed to do some tax planning and that will benefit us in terms of the tax obligations.

< Q – Evan Steen >: Okay and then lastly just from an industry viewpoint on where you see yourself moving towards over the next one to three years as the turnaround progresses. ICT reported very good numbers, West was obviously taken out at what I thought was a very, very cheap price. Most of the people seem to be reporting fairly strong pipeline and the outlook is pretty good. The two questions I have are one, what’s your strategy when you go to market to compete with them and then two, from a financial perspective and I know it’s hard because I think if I remember correct for every dollar U.S. revenue you need to generate $2 overseas. So although business may be growing the revenue may not show it although it will flip on the operating income line. So I don’t know if there’s some sort of metric you could sort of point to over an extended time horizon where you think you could sort of give me some indication of where you thought an operating margin would be under those circumstances. But what I am really focused on is, through just growing the business, how do you compete making sure you compete successfully and profitably.

<A – Robert Keller>: Sure. I think we compete successfully leveraging a couple of things one is kind of our commitment to quality and we have — exiting all of the outbound business, telemarketing business with a single minded focus on customer care, I think has helped us relative to how we deliver that message and secondarily we compete based on our expertise within specific industries. If you look at healthcare we have WellPoint and Anthem and Humana, and Horizon business as well as some scattered across Blue Cross/Blue Shield business. And so we were early into that sector. We’ve performed well, we are winning by reference in that specific marketplace same in the publishing space. You know, we support the New York Times and the Washington Post and the LA Times and the Tribune Companies and so we have got more experience than any competitor in that specific space and have been able to leverage that to our benefit. I think we also compete frankly on the strength of our management team and our sales organization. I think the folks we have representing us help when they are in front of our clients and so we haven’t – competition isn’t the issue with us.

< Q – Evan Steen >: Okay.

<A – George Hepburn, III>: I will add to that because you were asking about some sort of rough margin targets growth. We have been speaking over the last few months about that general sort of business model assumptions that you can use for us and I gave revenue targets in that 42 — 44 range domestically in offshore, ultimately run 20 plus per seat. Our gross margins even by later this year and going into next year we should be in that 15-17 combined range but I mean I can tell you that the offshore margins are at least 50% greater and I’ll emphasize that at least 50% greater than the domestic margins. So it’s not a $1 domestic need or $2 domestic, is now half going offshore and then you only get half the margin. We are margin whole on that exchange.

< Q – Evan Steen >: Okay and then last question just from a cash flow standpoint and you mentioned what the availability was and then let that drop. You guys, I assume feel fairly comfortable that you can generate enough cash to grow the business without needing some sort of external finance. I don’t mean additional debt but I am just saying from an equity base you feel it’s okay, there’s no need to go out and somehow say okay well we could use another X amount of equity and come out sort of –

<A – Robert Keller>: Not at this point. I mean, I think we think our equity is extraordinarily undervalued at this point in time and so we think it’d be a mistake to try to leverage equity rather than debt at this point in time to grow the business and you know we’ve got a great relationship with LaSalle, we think what we have today clearly meets our short-term needs but we are in discussions with them about longer-term needs and are comfortable that our ability to increase our line to support our needs is not going to be an issue.

< Q – Evan Steen >: Okay. Great. Thanks very much.

<A – Robert Keller>: You are welcome, thank you.

Operator: Thank you, Mr. Steen. Our next question comes from Mr. Ron Chez, a Private Investor. Please proceed with your question sir.

<Q >: Good morning.

<A – Robert Keller>: Good morning Ron, how are you?

<Q >: Fine, how are you today?

<A – Robert Keller>: Good.

<Q >: You answered two – just recently two of the questions I had you have talked before about gross margin of 15% to 17% by the fourth quarter and that’s still achievable, right?

<A – Robert Keller>: Yeah.

<Q >: And you had also talked about the ability to grow revenue on a compounded basis – from a compounded base at 20%, is that still the goal?

<A – Robert Keller>: I think we’ve talked about that coming into this year. For this year we haven’t provided any guidance for 2007 other than the fact that we are very comfortable with our ability to grow the business.

<Q>: Did you want to comment further on ‘07 or do you want to wait. I thought you had said 20% for the next couple of years, that’s my recollection but if you don’t want to comment on that now?

<A – Robert Keller>: I think we’ll wait until after the third quarter.

<Q>: Okay. And relationship with the bank you said you had just talked about that too – is in good order?

<A – Robert Keller>: Yeah, outstanding. They’ve been terrific to work with, they are very supportive of our growth objectives, and we’ve had no issues.

<Q>: At the end of the second quarter George availability was still 7 million something?

<A – George Hepburn, III>: Yes, it was.

<Q>: And that would be expanded by virtue of receiving payments just shortly after the end of the second quarter?

<A – George Hepburn, III>: Yeah, we would have had more availability and a significantly lower debt balance.

<Q>: Okay. And my last question is on pricing although you touched on that as well. You said primary issue is not competition right now, is pricing stable to beneficial or are you having to compete too much on price?

<A – Robert Keller>: No, I think we would consider it to be relatively benign at this point. You know, I think there are some new players that we are competing against, IBM has popped up a couple of times now and so that clearly can change but to date we would consider it benign.

<Q>: And I am sorry, last question internally did you exceed your expectations for the second quarter without being specific about particular goals on balance, did you exceed what you wanted to accomplish quantitatively and qualitatively?

<A – Robert Keller>: I think frankly the quarter came in where we expected it to. I mean we’ve said publicly that the second and third quarter are positioning quarters for us. We are moving clients around, we’ve got the exit of the T-Mobile business, the ramp down of the Part D business. We are closing sites in order to get capacity in line with our needs. We were opening a new site in Manila, opening a relocation in Green Bay, all of those things require for our clients exceptional execution. We are pleased with where we are at. We thought we did what we set out to do in the quarter and we left the second quarter with a lot of business on the table that we are in the hunt for and yeah, we feel good about it.

<Q>: Didn’t you say you were recently awarded two customers?

<A – Robert Keller>: We were.

<Q>: Was that at the end of the first – second quarter or end of the third?

<A – Robert Keller>: That was one at the end of the second quarter and one in the first couple of weeks of the third quarter.

<Q>: And I promise last question. Do you – could you quantify the kinds of charges or extra expense you had in the second quarter to ramp up as it impacted profitability. In other words you give some number’s adjusted EBITDA and whatever, if you – if the ramp up was not as good as it is which is a high class problem, what kind of expense was incurred in the second quarter that would not be considered a recurring expense if you would?

< A – George Hepburn, III >: Well Ron, we have said versus what we have planned that by accelerating our offshore expansion it was going to incur costs. Our business model is to overstaff on the front end to get it right and to provide that quality start that leaves a lasting impression with your clients. We are going to have that in an ongoing nature whenever we ramp up new clients, that’s the way we do it. In terms of transitioning cost between closing some sites that had an impact. I mean, it’s not something we have quantified but there were a few hundred thousand of one time costs but again the key and the emphasis that we placed on our change this year and accelerating the second site in Manila and committing to open a third site this year is going to cause us to have in effect accelerated the ramp up of new business and we viewed that strategically as the right play. So, some of it’s going to be ongoing and clearly a few hundred thousand of it was one time.

<Q>: Thank you and good luck.

<A – Robert Keller>: Thank you.

Operator: Thank you Mr. Chez and our next question comes once again from Mr. Jeff Nevins of First Analysis, please go ahead sir.

<Q – Jeff Nevins>: Two questions, one is fourth quarter you are expecting to be profitable, are you defining profitability as earnings or is that operating profitability?

<A – George Hepburn, III>: Net income.

<Q – Jeff Nevins>: Net income, okay. And your strategic revenue that’s been growing, was growing 26% in the recent quarter, in the back half of the year do you see it growing at that type of similar rate or is it going to start slowing, some of these things are starting to ramp a little bit?

<A – Robert Keller>: I think we are not quite ready to comment on that Jeff. I mean, if you look we did 118 million in the first half and we are telling you 230 which says that the loss of the T-Mobile and the ramp down on the Part D and stuff is going to slow that down. We feel great about our existing base and some portion of this is going to be dependent on the outcome of the stuff that is on the table and there are going to be, we get it or we don’t. And so we are just not comfortable at this time.

<Q – Jeff Nevins>: That’s fine.

<A – Robert Keller>: Okay.

<Q – Jeff Nevins>: Where do you see your total number of seats being at the end of either Q3 or Q4, with everything because I guess we have seen the reduction but we haven’t seen all the adds yet?

<A – George Hepburn, III>: Yes.

<A – Robert Keller>: We haven’t seen the reduction yet.

<Q – Jeff Nevins>: Okay.

<A – Robert Keller>: We are closing three sites this quarter so we are going to take out something in the neighborhood of 700 domestic seats this quarter and that’s on the assumption that we aren’t awarded any of the domestic pieces that we are competing for which could change that number.

<Q – Jeff Nevins>: Okay, but you are still – but in terms of the Philippines expansion?

<A – Robert Keller>: We are right on track there. I mean, we expect to have both sites in full production revenue in the fourth quarter and we are – we still believe that we will have 600 to 700 seats of the third facility up and running in the fourth quarter of this year as well.

<Q – Jeff Nevins>: Got it.

<A – Robert Keller>: Yeah, that we don’t have – we have very little in the 230 million year-end forecast for revenue on that because that will still be training revenue.

<Q – Jeff Nevins>: Okay.

<A – Robert Keller>: Okay.

<Q – Jeff Nevins>: Okay, thank you.

Operator: Thank you. Mr. Nevins. [Operator Instructions]. There appears to be no further questions. I would like to turn the call back over to you for the closing statement.

Robert J. Keller, President and Chief Executive Officer and Director

Thank you. And thank you again for your time and interest in APAC. I hope I have given you a sense of the confidence that we have in our pipeline of opportunities, the quality of our services, and the level of interest our clients have in working with us. We are very encouraged by the progress we are making and positioning the Company for profitability and as I mentioned previously continue to expect to achieve that goal in the fourth quarter of this year. Thanks very much.

Operator: This concludes the APAC conference call. Thank you everyone for joining. You may now disconnect.

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